PRESS RELEASE – FOR IMMEDIATE RELEASE

CONTACT:  Kenneth R. Howe, Chief Financial Officer
(248) 737-4190

AGREE REALTY CORPORATION
REPORTS OPERATING RESULTS FOR THE FIRST QUARTER 2009

FIRST Quarter 2009 Highlights:

•	1st Quarter diluted FFO per share year over year growth of 9.1% to $0.67
•	$0.50 per share quarterly dividend paid April 14, 2009

FARMINGTON HILLS, MI (April 30, 2009) - Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended March 31, 2009. First quarter funds from operations (FFO) increased 10.2% to $5,694,000 compared with FFO in the first quarter of 2008 of $5,166,000.  FFO per diluted share was $0.67 compared with $0.62 for the first quarter of 2008.  A reconciliation of net income to FFO is included in the financial tables accompanying this press release.  Net income was $4,011,000, or $0.51 per diluted share, compared with net income for the first quarter of 2008 of $3,579,000, or $0.47 per share.  Total revenues increased 5.4% to $9,241,000, compared with total revenues of $8,768,000 in the first quarter of 2008.

“We are pleased with our operating results for the quarter,” said Richard Agree, President and Chief Executive Officer.  “Our current projects in Port St. John, Florida and Lowell, Michigan are expected to be completed during the second and third quarters of 2009, respectively. We will continue to take a conservative approach to our development pipeline and the deployment of our capital, while maintaining sufficient liquidity.”

Dividend

The Company paid a cash dividend of $0.50 per share on April 14, 2009 to shareholders of record on March 31, 2009.  The dividend is equivalent to an annualized dividend of $2.00 per share and represents a payout ratio of 74.1% of FFO for the quarter

Portfolio

At March 31, 2009, the Company’s total assets were $257,022,000 and its portfolio consisted of 70 properties located in 16 states and totaling 3,476,654 square feet.  The portfolio was 98.2% leased at the end of the quarter.

The Company’s construction in progress balance totaled approximately $6,666,000 at March 31, 2009, and we capitalized $76,273 of construction period interest during the first quarter of 2009.

Lease Expirations

The following table, as of March 31, 2009, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2009	5	14,636	.4%	$107,203	.3%
2010	20	278,957	8.2	1,637,626	4.9
2011	26	228,834	6.7	1,663,433	4.9
2012	21	243,850	7.1	1,321,013	3.9
2013	19	325,013	9.5	1,726,197	5.1
2014	8	187,958	5.5	964,606	2.9
2015	13	673,042	19.7	4,841,062	14.4
2016	5	80,945	2.4	1,664,513	4.9
2017	3	22,844	.7	293,995	.9
2018	13	240,032	7.0	4,371,681	13.0
Thereafter	41	1,117,111	32.8	15,123,860	44.8
Total	174	3,413,222	100.0%	$33,715,189	100.0%

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at March 31, 2009 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$29,973,926	89%
Regional	2,640,792	8
Local	1,100,471	3
Total	$33,715,189	100%

Major Tenants

The following is a breakdown of base rents in effect at March 31, 2009 for each of the Company’s major tenants:

Major Tenant	Annualized Base Rent	Percent of Total Base Rent

Borders (18 properties)	$9,938,796	30%
Walgreen (26 properties)	9,546,599	28
Kmart (12 properties)	3,847,911	11
Total	$23,333,306	69%

Outstanding Shares and Operating Partnership Units

For the three months ended March 31, 2009, the Company’s fully diluted weighted average shares outstanding were 7,830,500.  The basic weighted average shares outstanding for the three months ended March 31, 2009 were 7,774,640.

The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of March 31, 2009, there were 605,413 operating partnership units outstanding and the Company held a 92.91% interest.

Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 70 properties, which are located in 16 states and contain 3.5 million square feet of gross leasable space.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2008.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Minimum rents	$8,511	$7,979
Percentage rent	7	5
Operating cost reimbursements	719	783
Other income	4	1
Total Revenues	9,241	8,768
Expenses:
Real estate taxes	479	465
Property operating expenses	459	594
Land lease payments	215	169
General and administration	1,251	1,096
Depreciation and amortization	1,394	1,295
Interest expense	1,126	1,260
Total Expenses	4,924	4,879
Income before minority interest	4,317	3,889
Minority interest	306	310
Net Income	$4,011	$3,579
Net Income Per Share – Dilutive	$0.51	$0.47
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$4,011	$3,579
Depreciation of real estate assets	1,361	1,262
Amortization of leasing costs	16	15
Minority interest	306	310
	-	-
Funds from Operations	$5,694	$5,166
Funds from Operations Per Share – Dilutive	$0.67	$0.62
Weighted average number of shares and OP units outstanding – dilutive	8,436	8,347

_________________
(1)           FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	March 31, 2009	December 31 2008
Assets
Land	$90,574	$87,309
Buildings	215,962	210,650
Accumulated depreciation	(59,863)	(58,502)
Property under development	6,666	13,383
Cash and cash equivalents	262	669
Rents receivable	877	965
Deferred costs, net of amortization	1,603	1,437
Other assets	941	986
Total Assets	$257,022	$256,897

Liabilities
Mortgages payable	$66,795	$67,624
Notes payable	34,505	32,945
Deferred revenue	10,552	10,725
Dividends and distributions payable	4,251	4,233
Other liabilities	2,596	3,388
Total Liabilities	118,699	118,915

Stockholders’ Equity
Common stock (7,931,030 and 7,863,930 shares)	1	1
Additional paid-in capital	144,184	143,892
Minority interest	5,350	5,347
Accumulated deficit	(11,212)	(11,258)
Total Stockholders’ Equity	138,323	137,982
	$257,022	$256,897